PRESS RELEASE

VENTURE LIGHTING EXPANDS TO SECOND FACILITY NEAR CLEVELAND, INCREASES METAL HALIDE LAMP AND BALLAST PRODUCTION AT CHENNAI, INDIA PLANT

•	Related moves strengthen Venture Lighting market position as the low-cost, innovative leader exclusively in state-of-the-art metal halide lamp and power supplies.

•	Overall production of its Uniform Pulse Start™ products and its two newest Venture Lighting products, Uni-Form® Natural White™ and Uni-Form Horizontal Pulse Start,™ increases.

•	New building to house Venture Lighting Institute, industry’s premier customer educational facility for metal halide lighting systems technology.

•	Expanded Engineering Operations focused on increasing new product developments.

Solon, OH, April 19, 2006 — Advanced Lighting Technologies, Inc. announced today that its Venture Lighting International division, the world’s largest dedicated producer of state-of-the-art metal halide lamp and ballast systems for wide-ranging outdoor and indoor applications, is expanding into a new, second facility southeast of Cleveland. Wayne Hellman, founder and chief executive officer of Advanced Lighting, made the announcement.

Located in a new distribution center and office building in Streetsboro, Ohio, Venture Lighting International will occupy the space as of May, 2006. Venture Lighting operations moving to Streetsboro include sales and marketing, logistics, distribution, warehousing and the Venture Lighting Institute.

Concurrently, Venture Lighting’s 330,000-sq. ft. main facility in nearby Solon, Ohio, is being reconfigured. Some manufacturing operations will be moved to the Venture Lighting operations in the coastal city of Chennai, formerly Madras, in southeastern India. New product manufacturing, engineering, and research and development, along with Advanced Lighting and Venture Lighting executive management will continue to be located in Solon.

The Solon building will be sold to the Keystone Realty affiliate of Weston, Inc., a commercial property owner and manager, and a portion of the space leased by Venture Lighting. Proceeds from the sale will allow Advanced Lighting to retire the mortgage obligation on the building, lowering company debt, while retaining cash from the sale for business investment.

Approximately sixty employees from the Solon plant will now work from Streetsboro, and one hundred from Solon. About one hundred positions will be relocated to Chennai, giving Advanced Lighting around three hundred twenty direct, fulltime employees in the United States and twelve hundred worldwide. All employees whose positions are eliminated as a result of the move will be offered severance, as well as job search assistance.

Of particular note, the Venture Lighting Institute, begun in 2005, will move to a larger space in Streetsboro. The Institute creates and conducts formalized educational seminars about the history of metal halide technology, current and projected developments.

Wayne Hellman states “This new Streetsboro facility and the other restructuring actions are important steps in the continued alignment of the Venture Lighting supply chain to our customers, and to our manufacturing base to better meet their needs worldwide. It allows us to meet competition worldwide, grow, and make new investments in product design and performance. This includes expansion of our proprietary Natural White™ and Horizontal Pulse Start™ systems.” Mr. Hellman concludes.

Metal halide is a form of arc lighting that generates exceptionally high-output, white light that is inherently energy efficient. It provides accurate color rendition, making people and objects in a given area or space very seeable. Venture Lighting is noted for its pulse-start metal halide systems that provide improved performance and as much as 50% energy savings over standard metal halide systems. The California Energy commission mandates that the most popular indoor metal halide systems installed beginning this year must all be the new energy efficient pulse start systems. Many other states are also rapidly adopting these same mandates.

For more information about Venture Lighting or the company’s products and systems, contact Venture Lighting International, 32000 Aurora Road, Solon, Ohio 44139. Telephone toll-free: (800) 451-2606. Fax toll-free: (800) 451-2605. E-mail: venture@adlt.com. Learn more about Venture lighting by visiting: www.venturelighting.com.

Venture Lighting International is the world leader in metal halide technology. It is an Advanced Lighting Technologies, Inc. company. Advanced Lighting Technologies, Inc., is an innovation-driven designer, manufacturer and marketer focused on metal halide lighting products, including their materials, systems, components and equipment.

Contact Information:
Wayne Vespoli
Advanced Lighting Technologies, Inc.
32000 Aurora Road
Solon, Ohio 44139
(440) 836-7534/Phone